Exhibit 99.1

February 28, 2007

News Release

Source: EnXnet, Inc.

EnXnet’s CEO/President Makes Several Purchases Of EXNT Shares In The Open Market

Tulsa OK, February 28, 2007 – EnXnet, Inc. (OTCBB Symbol: EXNT) (German Symbol 8EU; German WKN# A0HMDW) announced today that the President and CEO began to purchase EXNT in the open market and has so far acquired 11,000 shares. Mr. Corley has made multiple purchases during the month of February all priced between $.90 and $1.

This is the first time that EXNT’s CEO, Ryan Corley, has purchased shares in the open market. However, Mr. Corley has shown his faith in the future of the company before by investing his money directly into the Company in the form of personal loans to fund the growth and development of EnXnet. The Company is extremely pleased that the CEO has this much confidence in the future prospects of the Company by purchasing shares in the open market.

“I believe great value exists in our Company and it appears that we will now be able to monetize some of the hard work that has been put in since we began the Company in 1999,” said Mr. Corley. “I can think of no better investment for me right now than to invest in my own Company.”

In the past year, EnXnet, Inc. entered into several manufacturing, marketing and distribution agreements and has positioned itself well to deliver the OneDisc™/DVDPlus© product to market. The company has made great strides with the multimedia gift card, as well. Mr. Corley cited these potentials as reasons he began his open market purchases.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

Contact:

EnXnet, Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc.
www.stockreportcard.com
Phone: 908-204-0004